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EXHIBIT (m)

                            RREEF SECURITIES TRUST
                       FORM OF DISTRIBUTION EXPENSE PLAN
                                WITH RESPECT TO
                       RREEF RREAL ESTATE SECURITIES FUND

     Section 1. RREEF Securities Trust (the "Trust"), pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940 (the "Act"), may act as the distributor of the shares of the RREEF Rreal Estate Securities Fund (the "Fund") in accordance with the terms of this Distribution Expense Plan (the "Plan").

     Section 2. Pursuant to an Investment Management Agreement between the Trust and RREEF America, LLC (the "Adviser"), the Adviser acts as the investment adviser to the Fund and pays the expenses of promoting and selling the Fund's shares. To the extent that any advisory fees paid by the Trust with respect to the Fund, pursuant to the Investment Management Agreement, may be considered to be indirectly financing any activity or expense which is primarily intended to result in the sale of Fund shares within the meaning of the Rule, the payment of such advisory fees is authorized under this Plan.

     Section 3. While this Plan is in effect, the selection and nomination of those trustees of the Trust who are not "interested persons" of the Trust shall be committed to the discretion of the trustees who are not interested persons then in office.

     Section 4. While this Plan is in effect, the Adviser shall furnish at least quarterly to the Board of Trustees of the Trust, and the Trustees shall review, a written report of amounts expended for the promotion and sale of the Fund's shares during the last calendar quarter and the purposes for which such amounts were expended.

     Section 5. This Plan shall not take effect until it has been approved by a majority of the Board of Trustees of the Trust and by a majority of the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plan or any agreements related to the Plan ("Independent Trustees"), by votes cast in person at a meeting called for the purpose of voting on the Plan, and by a vote of a majority of the outstanding voting securities of the Fund. This Plan shall continue in effect for so long as such continuance is specifically approved at least annually by a majority of the Board of Trustees and a majority of the Independent Trustees, by votes cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated at any time by a vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the Fund. This Plan may not be amended to provide for any direct payment by the Trust of distribution expenses, or otherwise to materially increase the amount to be spent by the Trust for distribution expenses, without the approval of a majority of the outstanding voting securities of the Fund, and all material amendments to the Plan must be approved by a majority of the Board of Trustees and a majority of the Independent Trustees, by votes cast in person at a meeting called for the purpose of voting on such amendment.

     Section 6. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may

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be terminated at any time, without payment of any penalty, by a vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the Fund, on not more than sixty days' notice to any other party to the agreement, and (b) that such agreement shall terminate automatically in the event of its assignment.

     Section 7. The adoption of this Plan and the furnishing of any reports pursuant to Section 4, shall not constitute any admission that any payments of investment advisory fees and expenses made by the Company constitute distribution expenses within the meaning of the Rule, or that any payments of distribution expenses by the Adviser of the Fund's shares would constitute the indirect payment of distribution expenses by the Company.

     Section 8. As used in this Plan, the terms "assignment," "interested person" and "vote of a majority of the outstanding voting securities" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

September___, 1999

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